EXHIBIT 3.1
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARTES MEDICAL USA, INC.
     Artes Medical USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Artes Medical USA, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 24, 1999 under the name of Arsis Medical USA, Inc.
     2. Pursuant to Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware, this Fifth Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors (the “Board”) and stockholders holding the requisite number of shares of stock of the Corporation.
     3. The text of the Corporation’s Certificate of Incorporation as heretofore amended, restated or supplemented is hereby restated and further amended to read in its entirety as follows:
ARTICLE I
     The name of the Corporation is Artes Medical, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred eighty five million (185,000,000) shares, each with a par value of $0.001 per share. One hundred fifty million (150,000,000) shares are Common Stock and thirty five million (35,000,000) shares are Preferred Stock. The first series of Preferred Stock is designated as Series A Preferred Stock (“Series A Preferred”) and consists of two million fifty thousand eight hundred thirty-nine (2,050,839) shares. The second series of Preferred Stock is designated as Series B Preferred

Stock (“Series B Preferred”) and consists of six hundred and seventy-nine thousand two hundred and thirty-nine (679,239) shares. The third series of Preferred Stock is designated as Series C-1 Preferred Stock (“Series C-1 Preferred”) and consists of seven million fifty-two thousand seven hundred forty one (7,052,741) shares. The fourth series of Preferred Stock is designated as Series D Preferred Stock (“Series D Preferred”) and consists of eleven million five hundred thousand (11,500,000) shares. The fifth series of Preferred Stock is designated as Series E Preferred Stock (“Series E Preferred”) and consists of ten million (10,000,000) shares. Reference to “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.
     B. Certificate of Designation. The Board of Directors is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in a series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series, and any qualifications, limitations and restrictions thereof.
     C. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock authorized by this Fifth Amended and Restated Certificate of Incorporation are as set forth below:
          1. Dividend Provisions. The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.12 per share of Series A Preferred, at the rate of $0.26 per share of Series B Preferred, at the rate of $0.22 per share of Series C-1 Preferred, at the rate of $0.16 per share of Series D Preferred and at the rate of $0.20 per share of Series E Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. No dividend shall be declared or paid with respect to the Common Stock unless an equivalent dividend (which shall be in addition to the dividend on the Preferred Stock referred to above in this Section 1) is declared and set apart or paid with respect to the Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred and Series E Preferred (on an as-converted basis).
          2. Liquidation Preference.
               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive, prior to and in preference to any distribution of the assets and funds of this Corporation to the holders of Series A Preferred, Series C-1 Preferred, Series D Preferred, Series E Preferred or Common Stock, by reason of their ownership thereof, an amount per share equal to $3.33, plus declared but unpaid dividends with respect to such shares, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               (b) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, subsequent to payment in full of the distribution required by Section 2(a) above and prior to and in preference to any distribution of the assets and funds of this Corporation to the holders of Series C-1 Preferred, Series D Preferred, Series E Preferred or Common Stock, by reason their ownership thereof, an amount per share equal to $1.50 plus declared but unpaid dividends with respect to such shares, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               (c) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C-1 Preferred shall be entitled to receive, subsequent to payment in full of the distributions required by Sections 2(a) and 2(b) above and prior to and in preference to any distribution of the assets and funds of this Corporation to the holders of Series D Preferred, Series E Preferred or Common Stock, by reason of their ownership thereof, an amount per share equal to $2.75, plus declared but unpaid dividends with respect to such shares, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C-1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C-1 Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               (d) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, subsequent to payment in full of the distributions required by Sections 2(a), 2(b) and 2(c) above and prior to and in preference to any distribution of the assets and funds of this Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to $2.00, plus declared but unpaid dividends with respect to such shares, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               (e) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred shall be entitled to receive, subsequent to payment in full of the distributions required by Sections 2(a), 2(b), 2(c) and 2(d) above and prior to and in preference to any distribution of the assets and funds of this Corporation to the holders of Series E Preferred or Common Stock, by reason of their ownership thereof, an amount per share equal to $2.50, plus declared but unpaid dividends with respect to such shares, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series E Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.
               (f) Upon the completion of the distributions required by Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock and Preferred Stock pro rata on an as-if-converted to Common Stock basis (assuming conversion of all Preferred Stock) until the holders of Preferred Stock shall have received pursuant to this Section 2(f) and Section 2(b), 2(c), 2(d) or 2(e), as applicable, an aggregate amount per share of the applicable series of Preferred Stock equal to two (2) times the respective initial liquidation preference applicable to each series of Preferred Stock as set forth in Sections 2(b), 2(c), 2(d) and 2(e); thereafter if assets remain in the Corporation, the holders of Common Stock shall receive all of the remaining assets of the Corporation based on the number of shares of Common Stock held.
               (g) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) (an “Acquisition”), or (ii) a sale of all or substantially all of the assets of the Corporation (an “Asset Sale”); provided that any such transaction shall not be an Acquisition or an Asset Sale if the Corporation’s stockholders of record as constituted immediately prior to the closing of the transaction will, immediately after the closing of the transaction (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.
               (h) In any of the events specified in Subsection C(2)(g) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
          (i) Securities not subject to investment letter or other similar restrictions on free marketability:
          (A) If traded on a securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;
          (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices

(whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
          (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate of the Corporation) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
          (iii) In the event the requirements of Subsections C(2)(g) and (h) and the notice requirements of Subsection C(2)(h)(iv), if applicable, are not complied with, the Corporation shall forthwith either:
          (A) cause such closing of a transaction described in Subsection C(2)(g)(i) or (ii) to be postponed until such time as the requirements of this Subsection C(2)(g) and (h) have been complied with; or
          (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection C(2)(h)(iv) hereof.
          (iv) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than (A) twenty (20) days after the Corporation has given the first notice provided for herein or (B) ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.
          3. Redemption. The Preferred Stock shall not be redeemable at the option of the holders of the Preferred Stock.
          4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               (a) Right to Convert. Subject to the provisions of Section 4(b) and Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, for the applicable series of Preferred Stock, by dividing $1.50 by the Conversion Price applicable to the Series A Preferred, $3.33 by the Conversion Price applicable to the Series B Preferred, $2.75 by the Conversion Price applicable to the Series C-1 Preferred, $2.00 by the Conversion Price applicable to the Series D Preferred and $2.50 by the Conversion Price applicable to the Series E Preferred, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. As of the date of filing of this Fifth Amended and Restated Certificate of Incorporation (the “Filing Date”), the Conversion Price for Series A Preferred shall initially be $1.50 (the “Series A Conversion Price”), the Conversion Price for Series B Preferred shall initially be $2.46 (the “Series B Conversion Price”), the Conversion Price for Series C-1 Preferred shall initially be $2.00 (the “Series C-1 Conversion Price”), the Conversion Price for Series D Preferred shall initially be $2.00 (the “Series D Conversion Price”) and the Conversion Price for Series E Preferred shall initially be $2.50 (the “Series E Conversion Price”), with the Conversion Price for each such series of Preferred Stock subject to adjustment as set forth below in this Section C(4).
               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $10.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the Corporation of at least $25,000,000 (net of underwriting discounts and commissions), (ii) the date on which the Company first becomes subject to the periodic reporting requirements of Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted-to Common Stock basis.
               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances. The Conversion Price applicable to each series of the Preferred Stock shall be subject to adjustment from time to time after the Filing Date as follows:
          (i) If the Corporation shall, at any time or from time to time after the Filing Date, issue or be deemed by the express provisions of Subsection C(4)(d)(ii)(D) to have issued any Additional Stock (as defined in Subsection C(4)(d)(iii) below) for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price of such series of Preferred Stock in effect immediately after each such issuance shall thereafter be reduced to a price equal to the product of such Conversion Price in effect immediately prior to such issuance multiplied by the quotient obtained by dividing (A) by (B) below, where:
          (A) equals the sum of (x) the total number of shares of Common Stock outstanding (assuming for such purpose the conversion of all outstanding convertible securities of the Corporation and exercise of any outstanding options, warrants or rights to purchase Common Stock or such convertible securities of the Corporation) immediately prior to such issuance, plus (y) the quotient of the total consideration received by the Corporation upon such issuance divided by such Conversion Price; and
          (B) equals the total number of shares of Common Stock outstanding (assuming for such purpose the conversion of all outstanding convertible securities of the Corporation and exercise of any outstanding options, warrants or rights to purchase Common Stock or such convertible securities of the Corporation)

immediately prior to such issuance plus the Additional Stock issued in such issuance (but not including any shares of Additional Stock deemed to be issued as a result of any adjustment in the Conversion Price of the Preferred Stock resulting from such issuance).
          (ii) For the purposes of any adjustment of a Conversion Price pursuant to Subsection C(4)(d)(i) above, the following provisions shall be applicable:
          (A) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.
          (B) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.
          (C) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Subsections C(4)(d)(ii)(D)(3) and (4) below, no adjustment of such Conversion Price pursuant to Subsection C(4)(d)(i) above shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
          (D) In the case of the issuance of (i) options, warrants or rights to purchase, subscribe for or otherwise acquire Common Stock, (ii) evidences of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock, or (iii) options, warrants or rights to purchase, subscribe for or otherwise acquire evidences of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock:

          (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections C(4)(d)(ii)(A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price payable to the Corporation, as provided in such options or rights for the Common Stock covered thereby,
          (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections C(4)(d)(ii)(A) and (B) above);
          (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

          (4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be;
          provided that, in no event shall the Conversion Price be readjusted pursuant to paragraph (3) or paragraph (4) above to an amount which exceeds the lesser of (x) the Conversion Price on the original adjustment date, and (y) the Conversion Price that would have resulted from any issuance of Additional Stock between the original adjustment date and such readjustment date.
          (iii) “Additional Stock” shall mean any shares of Common Stock issued or deemed to have been issued pursuant to Subsection C(4)(d)(ii)(D) by the Corporation other than Excluded Stock (as defined below). “Excluded Stock” shall mean:
          (A) all shares of Common Stock, Series A Preferred, Series B Preferred, Series C-1 Preferred and Series D Preferred that have been previously issued or that are issued and outstanding on the Filing Date;
          (B) all shares of Common Stock into which shares of Preferred Stock are convertible (the effect of the issuance of such shares of Preferred Stock having been taken into account pursuant to Subsection C(4)(d)(i) if applicable);
          (C) shares of Common Stock issued or deemed to have been issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or stock purchase plan or other incentive stock arrangement approved by the Board of Directors of the Corporation;

          (D) shares of Common Stock issued or deemed to have been issued in connection with bona fide equipment lease financing or similar transactions;
          (E) shares of Common Stock issued or deemed to have been issued in connection with stock dividends, subdivisions, split-ups, combinations or dividends which are covered by Subsections C(4)(e), (f) and (g);
          (F) shares of Common Stock or Preferred Stock issued or deemed to have been issued upon the issuance by the Corporation of (1) warrants to purchase an aggregate of 2,615,000 shares of Series C-1 Preferred at an exercise price of $1.00 per share in connection with a bridge loan financing completed on or about February 28, 2003, (2) warrants to purchase an aggregate of 2,694,571 shares of Common Stock at an exercise price of $1.25 per share in connection with a bridge loan financing completed on or about June 30, 2004, (3) warrants to purchase an aggregate of 842,969 shares of Common Stock at an exercise price of $2.00 per share in connection with the Corporation’s Series D Preferred Stock financing in 2005, (4) convertible promissory notes in the aggregate principal amount of $6,970,000 and warrants to purchase an aggregate of 1,045,500 shares of Series D Preferred at an exercise price of $2.00 per share in connection with an interim credit facility in 2005 and (5) warrants to purchase an aggregate of 1,775,903 shares of Common Stock previously issued by the Corporation to employees, consultants and other third parties in consideration for goods and/or services provided to the Corporation, at a weighted-average exercise price of $1.26; and
          (G) shares of Common Stock or Preferred Stock issued or deemed to be issued upon the issuance by the Corporation of warrants to purchase Common Stock or Preferred Stock issued to employees, consultants and other third parties in consideration for goods and/or services provided to the Corporation, as approved by the Board of Directors.
               (e) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. The Conversion Price applicable to each series of the Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a corresponding subdivision of the Preferred Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common

Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) without a corresponding dividend or other distribution to holders of Preferred Stock, then, as of the close of business on such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price applicable to each such series shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Subsection C(4)(d)(iii)(D).
          (ii) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock without a corresponding combination of the Preferred Stock, then, as of the close of business on the record date of such combination, the Conversion Price applicable to each such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
               (f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection C(4)(e), then, in each such case for the purpose of this Subsection C(4)(f), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               (g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or Acquisition or Asset Transfer provided for elsewhere in Section C(2) or this Section C(4)), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C(4) with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this

Section C(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
               (h) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
               (i) No Fractional Shares and Certificate as to Adjustments.
          (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is surrendering for conversion.
          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to any series of Preferred Stock pursuant to this Section C(4), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, if any, (B) the Conversion Price for such Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred or Series E Preferred, as applicable.
               (j) Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Sale or any other transaction resulting in the right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the record date specified therein or such shorter period as approved by a the holders of a majority of the outstanding Preferred Stock, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               (k) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred and Series E Preferred and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred and Series E Preferred in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
               (l) Notices. Any notice required by the provisions of this Section C(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
          5. Voting Rights.
               (a) Each holder of shares of Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred and Series E Preferred shall have the right to one vote for each share of Common Stock into which such shares of Preferred Stock could then be converted (pursuant to Section C(4) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          6. Protective Provisions.
               (a) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as any shares of Preferred Stock are outstanding, the

Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:
          (i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary Corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Subsection C(6)(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation; or
          (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment.
               (b) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred, Series B Preferred, Series C-1 Preferred, Series D Preferred and/or Series E Preferred are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the series of Preferred Stock affected by such action, as the case may be (the “Affected Series”), voting as a separate class:
          (i) alter or change the powers, preferences or special rights of the shares of the Affected Series so as to affect adversely the holders of shares of such series in a manner that does not affect the entire class of Preferred Stock;
          (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Affected Series; or
          (iii) authorize the issuance of any new class or series of capital stock or any other securities convertible into equity securities of the Corporation ranking senior to the Affected Series in right of redemption, liquidation preference, voting or dividend rights.
     D. Status of Converted Stock. In the event any shares of Preferred Stock shall be reacquired by the Corporation or converted pursuant to Section C(4) hereof, the shares so reacquired or converted shall be canceled and shall not be issuable by the Corporation. The

Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     E. Common Stock.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section C(2).
          3. Redemption. The Common Stock is not redeemable.
          4. Voting Rights. Each holder of shares of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to compliance with applicable protective and conversion rights privileges that have been granted to outstanding series of Preferred Stock in this Fifth Amended and Restated Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.
ARTICLE VI
     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VII
     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,

administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.
     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
     The Corporation is to have perpetual existence.
ARTICLE IX
     The number of directors which will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.
ARTICLE X
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

     In Witness Whereof, this Fifth Amended and Restated Certificate of Incorporation has been executed as of September 8, 2005.

By:	/s/ Stefan Lemperle, M.D.
Stefan Lemperle, M.D.
President and Chief Executive Officer

[signature page to fifth amended and restated certificate of incorporation]